Exhibit 23(a)

Consent of Independent Auditors

The Board of Directors

Electronic Data Systems Corporation:

We consent to the incorporation herein by reference of our report dated February 3, 2004, except as to Note 20, which is as of March 13, 2004, with respect to the consolidated balance sheets of Electronic Data Systems Corporation and subsidiaries (“EDS”) as of December 31, 2003 and 2002, and the related consolidated statements of operations, shareholders’ equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2003, and the related financial statement schedule, which report appears in the Company’s report on Form 8-K dated May 12, 2004 and to the reference to our firm under the heading ”Experts” in the prospectus. Our report refers to changes of accounting resulting from EDS’ adoption of Statement of Financial Accounting Standards (“SFAS”) No. 133, Accounting for Derivative Instruments and Hedging Activities, SFAS No. 141, Business Combinations, SFAS No. 142, Goodwill and Other Intangible Assets, Emerging Issues Task Force Issue No. 00-21, Accounting for Revenue Arrangements with Multiple Deliverables, and SFAS No. 143, Accounting for Asset Retirement Obligations.

/s/ KPMG LLP

Dallas, Texas

May 14, 2004